EXHIBIT 12(b)

                   FLORIDA POWER & LIGHT COMPANY
                       COMPUTATION OF RATIOS


                                                                                Years Ended December 31,
                                                                      1999     1998      1997      1996      1995
                                                                                 (Millions of Dollars)
RATIO OF EARNINGS TO FIXED CHARGES

Earnings, as defined:
  Net income ....................................................    $  591    $  631    $  627    $  615    $  611
  Income taxes ..................................................       324       349       321       322       342
  Fixed charges, as below .......................................       174       209       240       262       286

    Total earnings, as defined ..................................    $1,089    $1,189    $1,188    $1,199    $1,239

Fixed charges, as defined:
  Interest charges ..............................................    $  163    $  196    $  227    $  246    $  270
  Rental interest factor ........................................         3         4         4         5         5
  Fixed charges included in nuclear fuel cost ...................         8         9         9        11        11

    Total fixed charges, as defined .............................    $  174    $  209    $  240    $  262    $  286

Ratio of earnings to fixed charges ..............................      6.26      5.69      4.95      4.58      4.33


RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

Earnings, as defined:
  Net income ....................................................    $  591    $  631    $  627    $  615    $  611
  Income taxes ..................................................       324       349       321       322       342
  Fixed charges, as below .......................................       174       209       240       262       286

    Total earnings, as defined ..................................    $1,089    $1,189    $1,188    $1,199    $1,239

Fixed charges, as defined:
  Interest charges ..............................................    $  163    $  196    $  227    $  246    $  270
  Rental interest factor ........................................         3         4         4         5         5
  Fixed charges included in nuclear fuel cost ...................         8         9         9        11        11

    Total fixed charges, as defined .............................       174       209       240       262       286

Non-tax deductible preferred stock dividends ....................        15        15        19        24        43
Ratio of income before income taxes to net income ...............      1.55      1.55      1.51      1.52      1.56

Preferred stock dividends before income taxes ...................        23        23        29        36        68

Combined fixed charges and preferred stock dividends ............    $  197    $  232    $  269    $  298    $  354

Ratio of earnings to combined fixed charges
  and preferred stock dividends .................................      5.53      5.13      4.42      4.02      3.50
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